August 17, 2005

Reporters May Contact:
Eloise Hale, Bank of America Corporation, 704.387.0013
Eloise.Hale@bankofamerica.com

Bank of America prices $500 million in Capital Securities

CHARLOTTE - Bank of America Corporation today priced an offering of $500 million in capital securities to be issued by BAC Capital Trust VIII for sale in the United States.

The annual dividend rate is 6 percent and is paid quarterly on the twenty-fifth of February, May, August, and November of each year, beginning on November 25, 2005.

The offering is sold through sole book-running lead manager Banc of America Securities LLC and joint lead manager Incapital LLC.  Senior Co-Managers include Citigroup; Lehman Brothers; Merrill Lynch & Co; Morgan Stanley; UBS Investment Bank and Wachovia Securities.  Junior Co-Managers include Bear, Stearns & Co. Inc.; Goldman, Sachs & Co.; HSBC and RBC Capital Markets.  Closing is scheduled for August 25, 2005.

The securities are part of a shelf registration for trust preferred securities previously declared effective by the Securities and Exchange Commission.   Bank of America intends to list the securities on the New York Stock Exchange.

Bank of America stock (ticker: BAC) is listed on the New York, Pacific, and London exchanges and certain shares are listed on the Tokyo stock exchange.

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